MINERAL RIGHTS ACQUISITION AGREEMENT

THIS AGREEMENT MADE EFFECTIVE AS OF THE 29th DAY OF August, 2007   (the "Effective Date").

BETWEEN:

WORLD FORTUNE ENTERPRISE INC., a private corporation with offices at  870 East 54th Ave, Vancouver, British Columbia, V5X 1L7, Canada;

(“World Fortune”)

AND:

ASIAN DRAGON GROUP INC., a publicly traded corporation with offices at suite 1100 – 475 Howe Street, Vancouver, British Columbia, V6C 2B3;

(“Asian Dragon”)

WHEREAS World Fortune is a private British Columbia corporation established to source and assess opportunities in the precious and base metals industries in China;

AND WHEREAS Asian Dragon is a Nevada corporation whose securities trade on the NASDAQ OTCBB as well as on the Frankfurt Exchange, and whose business is the acquisition and exploitation of  precious and base metals projects and properties of merit;

AND WHEREAS  World Fortune and Asian Dragon entered into a Joint Venture Option Agreement dated October 31, 2006 relating to the Jinjishan Gold Mine such agreement which is being expressly amended and replaced by this agreement (the “Agreement”);

AND WHEREAS World Fortune has entered into a China Mineral Properties Rights Purchase Agreement (the “Mineral Rights Agreement”) attached and incorporated into this Agreement as “Schedule A” for the purchase of a 70% interest of the 100% interest in the Jinjishan Gold Mine Exploration Permit and for the purchase of a 100% interest in the Jinjishan Gold Mine Concentration Plant (the “Rights”) from Luoyang Canadian United Mining Ltd. (“LCUML”);

AND WHEREAS the Rights are optioned herein to Asian Dragon by World Fortune in exchange for Asian Dragon assuming World Fortune’s responsibility for the total investment owed by World Fortune and detailed in the Mineral Rights Agreement and a grant of Asian Dragon common shares to World Fortune as consideration for World Fortune’s provision of this option to Asian Dragon;

AND WHEREAS World Fortune wishes to option to Asian Dragon and Asian Dragon wishes to option from World Fortune, World Fortune’s rights to the Interests (the “Options”) upon execution of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, the parties hereto do covenant and agree each with the other as follows:

1.

             Representations and Warranties of World Fortune

1.1

             In order to induce Asian Dragon to enter into this Agreement and complete the transactions contemplated under this Agreement, World Fortune represents and warrants to Asian Dragon that:

(a)

World Fortune is, and will remain during the term of this Agreement until formal assignment is made to Asian Dragon, the registered and beneficial owner of Rights pursuant to the JV and such Rights are free and clear of all transfer, assignment or other restrictions, liens, charges and encumbrances of any kind whatsoever;

(b)

World Fortune has good and sufficient right and authority to enter into this Agreement and carry out its obligations hereunder; and

(c)

World Fortune has, and will have at the time the Options are exercised, good and sufficient right and authority to transfer its legal and beneficial title and ownership of the Rights to Asian Dragon.

1.2

            The representations and warranties of World Fortune contained in this Agreement shall be true at the time of closing as though such representations and warranties were made at the time of closing.

2.

             Representations and Warranties of Asian Dragon

2.1

             In order to induce World Fortune to enter into this Agreement and complete the transactions contemplated under this Agreement, Asian Dragon represents and warrants to World Fortune that Asian Dragon has good and sufficient right and authority to enter into this Agreement and has, and will have at the time the Options are exercised, good and sufficient right and authority to carry out its obligations contemplated under this Agreement.

2.2

The representations and warranties of Asian Dragon contained in this Agreement shall be true at the time of closing as though such representations and warranties were made at the Time of Closing.

3.

            Options

3.1

            Subject to the terms of this Agreement, World Fortune hereby grants to Asian Dragon the irrevocable Options to acquire World Fortune’s full Rights, such Options to be exercised by Asian Dragon by the provision of the funding required by World Fortune under the Mineral Rights Agreement and the provision to World Fortune 250,000 shares in the capital stock of Asian Dragon (the “World Fortune Shares”), upon the execution of this Agreement and a further 1,000,000 shares to be issued to World Fortune or its nominees upon initial payment by Asian Dragon under the terms of the Mineral Rights Agreement.

4.

            General

4.1       Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement.

4.2

The recitals to this Agreement constitute a part of this Agreement.

4.3

This Agreement constitutes the entire Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as provided for herein.

4.4

No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by both of the parties hereto.

4.5

Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

4.6

The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as either party may, either before or after the Closing Date, reasonably require in order to carry out the full intent and meaning of this Agreement.

4.7

Any notice, request, demand or other communication, or any delivery, to be given or made under this Agreement as the case may be, shall be in writing and shall be delivered by hand or by telecopier to the parties at their addresses set forth on the first page of this Agreement or to such other addresses as may be given in writing by the parties hereto in the manner provided for in this paragraph, and shall be deemed to have been delivered, if delivered by hand, on the date of delivery, or if delivered by telecopier, on the day that it is sent.

4.8

This Agreement shall not be assigned by a party hereto without the written permission of the other party.

4.9

This Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of British Columbia.

4.10

This Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals as of the Effective Date first above written.

SIGNED, SEALED & DELIVERED
by WORLD FORTUNE ENTERPRISE INC., in the presence of:

/s/ Sam Lupton

Signature of Witness

Name of Witness:  Samuel Lupton
Address of Witness: 100-475 Howe Vancouver, BC, Canada V6C 2B3
Occupation of Witness: Lawyer

/s/ Richard Tong )WORLD FORTUNE ENTERPRISE INC. )per: Richard Tong, Director

SIGNED, SEALED & DELIVERED
by ASIAN DRAGON GROUP INC., in the presence of:

/s/ Max Sioson
Signature of Witness

Name of Witness:  Maxwell Sioson
Address of Witness: 870 East 54th Avenue, Vancouver, BC    Canada V5X 1L7
Occupation of Witness:  Management Consultant

) ) ) ) ) /s/ John Karlsson ) ASIAN DRAGON GROUP INC. )per: John Karlsson, Director ) ) ) ) ) ) )

SCHEDULE A

CHINA MINERAL PROPERTIES RIGHTS

PURCHASE AGREEMENT

Luoyang Canadian United Mining Ltd.

(hereinafter referred to as LCUML)

World Fortune Enterprise Inc.

(hereinafter referred to as WFEI)

Luoyang Canadian United Mining Ltd. has amended the Sino Joint Venture Agreement with World Fortune Enterprise Inc. to reflect the improvement for foreign companies investing in resource projects in China. One of the major changes is for foreign companies to be able to purchase a majority interest of mineral property rights from their Chinese partner instead of earning the interest without ownership.

LCUML has upgraded the previous JV Agreement with WFEI to a Purchase Agreement to better manage the investment and future work programs, and concurrently reduce any potential liabilities when JV with the Chinese Partners.

LCUML holds the Purchase Agreement for the following properties:

1.

70% interest on the Jinjishan Gold Mine Exploration with a Permitted Area of 28.3 km2.

2.

100% interest on the Jinjishan Gold Mine Concentration Plant.

Both LCUML and WFEI have completed negotiating procedures for a business arrangement. This follows the principle of maximum mutual economic results benefiting both parties having concluded this Purchase Agreement. WFEI can purchase the entire interest for a total price of US$3.3 million on the following basis:

1.

LCUML agrees to sell a 70% interest of the Jinjishan Gold Mine Exploration Permitted Area of 28.3 km2 and 100% of the Jinjishan Gold Mine Concentration Plant to WFEI.

2.

WFEI has paid LCUML the amount of US$1.792 million as of the date of the amendment.

3.

WFEI can further develop the Jinjishan Gold Mine properties as well as expand the business. The parties are entitled to make additional investments up to a total of Y100 Million. WFEI is unilaterally responsible for all capital input. LCUML shall always retain a minimum 15% carried interest in the mineral properties.

4.

LCUML has completed expenditures that includes work of over 1,500 meters of parallel tunnelling and shafts, open pit blasting, roads and other previous expenditures as well as all related production equipments to be included in the Purchase Agreement.

5.

WFEI shall pay the balance sum of US$1.5 million over 3 equal payments to LCUML. The 1st payment of US$500,000 is due by October 1, 2007, the 2nd payment of US$500,000 is due on March 1, 2008, and the 3rd payment of US$500,000 is due October 1, 2008.

6.

Schedule “A” provides the payments terms and payment allocations.

7.

LCUML is responsible to clear out and cease all existing mining operations within the mining and exploration license areas. This also includes LCUML to stop their ore production within the area and transfer all the properties to WFEI in the same current status when the payments are completed.

8.

WFEI shall provide their representatives to be stationed at the mine and exploration site when the 2nd payment is completed. LCUML shall be prepared to turn over all related Property Licenses (including Corporate Business License, responsibilities for all procedures of renewing Mining Licenses, Exploration License, Safety Permit, Environmental Assessment Approval Report, etc.) and all Corporate Stamps and Seals to WFEI when the 3rd payment has been completed.

9.

LCUML agrees and shall be responsible for all the outstanding debts, loans, payrolls, and any remaining issues on the property, WFEI shall not be held responsible until control of the properties has been transferred.

10.

LCUML shall assist WFEI to complete all the License and Permit transfers once the Purchase Agreement has been completed.

11.

This Agreement is binding immediately upon signing and the non performance Party of this Agreement which can result in harm to the other party shall be held responsible for all the economic losses.

12.

This Agreement is produced in quadruplicate originals and all have equal legal status.

LCUML Representative

                      WFEI Representative

Stamp

<< LCUML STAMP>>

Stamp

Signature

Signature   /s/ Richard Tong

2007 8 8

2007 8 8

Schedule “A”

Payment Schedule

1.

LCUML has deposited US$1.192 million on the 70% interest of the Exploration Permitted Area of 28.3 km2. LCUML also deposited US$600,000 towards 100% interest Jinjishan Gold Mine Concentration Plant.

2.

WFEI has paid to LCUML the amount totalling Y13 million (US$1.792 million) as of the date of the amendment

3.

WFEI shall pay the balance sum of US$1.5 million over three equal payments to LCUML. The 1st payment of US$500,000 is due by October 1, 2007, the 2nd payment of US$500,000 is due on March 1, 2008, and the 3rd payment of US$500,000 is due October 1, 2008.

Note

WFEI can further develop the Jinjishan Gold Mine properties and expand the business. The parties are entitled to make additional investment up to a total of Y100 million. WFEI is unilaterally responsible for all the capital input. LCUML shall always retain a minimum 15% carried interest in the mineral properties.